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                                                                  EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8,333-01521 and 333-01523 on Form S-3 and
Post-Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Corporation, doing business as MCN Energy Group Inc. (the "Corporation"), of our reports dated February 7, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation's adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"), appearing in and incorporated by reference in this Annual Report of Form 10-K of the Corporation for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP
Detroit, Michigan
February 28, 1997